                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Oppenheimer Rising Dividends Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Rising Dividends Fund, Inc., formerly Quest
Value Fund, Inc., of our report dated December 12, 2006, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Denver, Colorado
July 27, 2007